Exhibit 10.38

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), by and between Ocean Power Technologies, Inc. (“OPT”) and David L. Keller (“Keller”), each a “party” and both the “parties,” is dated and effective June 9, 2014.

WHEREAS,	Keller has served on OPT’s Board of Directors as a Non-Executive Director since October 2013;

WHEREAS,	the OPT Board of Directors terminated Charles F. Dunleavy as Chief Executive Officer (“CEO”) and Chairman of the Board of OPT on June 9, 2014;

WHEREAS,	the OPT Board of Directors requested Keller also to serve as Interim CEO effective June 9, 2014 and to continue to serve as Interim CEO while OPT searches for a permanent CEO, and Keller has agreed to do so;

NOW, THEREFORE, the parties agree to the following:

1.	Keller shall serve as Interim CEO for OPT effective June 9, 2014, and shall continue to serve as Interim CEO for OPT, at the pleasure of the Board of Directors for OPT, until such time as a permanent CEO can be found or until such other time as Keller and the OPT may agree in writing.

a.

Keller’s duties and responsibilities as Interim CEO shall include those normally incident to the position of CEO as well as such additional duties and responsibilities as may be assigned to Keller by the OPT Board of Directors.

b.

In performing his services as Interim CEO, Keller acknowledges that he owes OPT a duty of loyalty, he will act in the best interest of OPT, and he will perform his duties and responsibilities with good faith and due care.

c.

In performing services as Interim CEO as provided for herein, Keller shall be indemnified and held harmless by OPT to the fullest extent allowed by law, OPT’s Certificate of Incorporation and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Keller may be involved or threatened to be involved as a party or otherwise by reason of Keller’s service as Interim CEO. The foregoing indemnification shall not apply if, as determined in a final adjudication by a court of law with jurisdiction, Keller’s conduct is unlawful or constitutes gross negligence or willful or wanton misconduct.

2.

Keller shall be compensated by OPT for his service as Interim CEO at a rate of $1,500.00 per weekday pro-rata as necessary or appropriate. Keller acknowledges that his service as Interim CEO may require work on weekends and holidays as needed; however, Keller will not be provided any additional compensation for any service performed on weekends or holidays.

3.

Keller shall be treated as a contractor during the term of his service as Interim CEO. OPT will not withhold any federal, state, local or other payroll taxes for Keller, and instead Keller acknowledges that he will be responsible for paying any federal, state, local or other payroll taxes. In addition, Keller shall not be entitled to any benefits afforded OPT employees including but not limited to vacation benefits.

4.

Shortly following the start of each month Keller shall invoice OPT for services performed as Interim CEO for the prior month and such invoice may be submitted electronically. Keller may submit reasonable and necessary expenses associated with Keller’s service as Interim CEO as part of each invoice submitted or separately as expenses are incurred. OPT shall pay the full amount of Keller’s invoices (to the degree consistent with this Agreement) as soon as reasonably possible and in any event within 30 calendar days of the receipt of the invoice by OPT.

5.

Within 30 calendar days after Keller completes his service as Interim CEO, the OPT Board of Directors shall make a one-time grant to Keller of restricted OPT common stock with the number of shares to be determined.

6.

During the period of time that Keller serves as Interim CEO he will not receive any additional compensation as a member of the Board of Directors of OPT or as a member of any of the committees or subcommittees of the Board of Directors including but not limited to the Special Committee of the Board of Directors created on June 10, 2014.

7.

This Agreement shall terminate in the event of Keller’s death or due to a disability, sickness or injury (each to be determined by the OPT Board of Directors in its sole and complete discretion) that renders Keller is incapable of performing substantially all of the duties and responsibilities required under this Agreement for a period of 30 consecutive calendar days.

8.

Neither this Agreement nor the rights or obligations hereunder shall be assigned by either party except that this Agreement shall bind any successor of OPT or its assets or its businesses, whether direct or indirect, by purchase, merger, consolidation or otherwise, and in the same manner and extent that OPT would be obligated under this Agreement if no succession had taken place.

9.

No waiver by either party of a breach of any provision in this Agreement by the other party will operate or be construed as a waiver of any subsequent breach by such other party or any similar of dissimilar provision or condition at the same or any subsequent time. The failure of either party to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach may continue.

10.

Any dispute, controversy or claim between OPT and Keller arising out of or relating in any way to this Agreement, if not resolvable by discussions between them, shall be finally settled by confidential arbitration in Princeton, New Jersey or such other location as OPT and Keller may mutually agree.

a.

Any such arbitration shall be before the American Arbitration Association in accordance with its then-existing rules for resolution of employment disputes. The arbitrator’s award shall be final and binding.

b.	OPT and Keller will share equally the cost of the arbitrator but each party shall bear its own costs and attorneys’ fees incurred in connection with such arbitration.
c.	This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

11.

This Agreement contains the entire agreement of the parties with respect to the matters covered herein, and this Agreement supersedes all prior and contemporaneous agreements or understandings, whether oral or written, between the parties regarding the matters covered herein. This Agreement may be executed in counterparts, each counterpart may consist of a copy or original signature page, each counterpart when so executed and delivered shall be considered an original, and all such counterparts will together constitute one and the same instrument. This Agreement may be amended only by a written instrument executed by the parties.

WHEREFORE, the parties have executed this Agreement to be effective for all purposes as to the date first identified above.

Ocean Power Technologies, Inc.	David L. Keller

/s/Terence J. Cryan	/s/David L. Keller

Terence J. Cryan	David L. Keller
Interim Chairman of the Board
Ocean Power Technologies, Inc.